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                                                                   EXHIBIT 10.16

                              ENGAGEMENT AGREEMENT


THIS AGREEMENT is made the 5th day of December 2003


BETWEEN: CONSOLIDATED WATER CO. LTD.,
                  a Cayman Islands company having its registered office at Trafalgar Place, West Bay Road
                  P.O. Box 1114 GT, Grand Cayman, B.W.I.
                  ("the Company")

AND               JEFFREY M. PARKER
                  of 81 Drake Quay, Governors Harbour,
                  P. O. Box 30749 SMB, Grand Cayman, B.W.I.
                  ("the Chairman")


IT IS HEREBY AGREED:-

ENGAGEMENT

1. Subject to satisfaction of the condition precedent in Clause 11 on or before December 31, 2003, the Chairman is engaged as Chairman of the Company for three (3) years commencing on the 1st day of January, 2004 subject to the termination provisions set out in Clauses 17 and 18 hereof and to the extension provisions set out in Clause 19 hereof.

REMUNERATION

2. The Chairman's remuneration will be US$165,000.00 per annum, payable monthly in arrears.

3. In addition, during the term of this Agreement, the Company will pay the full cost of providing medical insurance, as generally provided for the Company's employees from time to time, for the Chairman and his spouse.

4. In addition, during the term of this Agreement, the Company will make contributions to a pension scheme, of the Chairman's choice but approved pursuant to the National Pensions Law (1998 Revision) of the Cayman Islands, in the same manner and on the same basis as it makes contributions, from time to time, in respect of its other employees pursuant to the National Pensions Law.



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5.       The Chairman's remuneration will be reviewed by the Company's Board of
         Directors (the "Board") as of January 1st each year who may grant an increase but shall not reduce the Chairman's salary below the level set out in Clause 2 hereof.

6. Further, for each completed financial year beginning with the financial year 2004, not later than 28th February following the end of each financial year, the Chairman will be paid a bonus calculated as follows;

         (a)      PERFORMANCE BONUS

                  1.5% of the net profit of the Company (calculated before charging this bonus and before charging dividends or crediting any amount accruing from the re-valuation of the Company's assets) to a maximum of 40% of the remuneration set out in Clause 2 (as adjusted by Clause 5); and

         (b)      INCREMENTAL BONUS

                  15% of the amount, if any, by which the net profits (calculated as in clause 6(a)) of the Company for that financial year exceeds the highest annual net profit earned by the Company in any prior financial year.

         The aggregate of the Performance Bonus and the Incremental Bonus, if any, calculated aforesaid shall be paid as to 75% in cash and, subject to approval of the members of the Company at the Company's next annual general meeting, as to 25% in ordinary shares of the Company valued at the market price at the close of trading of the same on December 31st of the relevant financial year (or if such day is not a trading day, at the close of trading on the preceding trading day). If such approval is not obtained, the aggregate of the Performance Bonus and the Incremental Bonus shall be paid entirely in cash.

RESPONSIBILITIES

7. The Chairman shall use his best endeavors to promote the Company's interests and welfare.

8. The Chairman shall perform the duties commonly performed by a Chairman of a publicly listed company and also the duties reasonably required of and assigned to him by the Board including, without limiting the generality of the foregoing, management of corporate governance issues, financial public relations and identification and initial investigation of new projects.




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         The Chairman shall discharge his duties in accordance with the directions of the Board. The Chairman accepts that his duties, which include traveling on the Company's business, both within the Cayman Islands and abroad, may from time to time require work to be undertaken on Saturdays, Sundays, bank and public holidays. The Chairman shall not, directly or indirectly, engage in any activities or work which are deemed by the Board to be detrimental to the best interests of the Company. The Board hereby consents to the Chairman's continued involvement with Moore Stephens, Chartered Accountants.

9. In case of inability to work due to illness or injury, the Chairman shall notify the Company immediately and produce a medical certificate for any absence longer than ten working days.

10. The Chairman is entitled to up to ten (10) days sick leave per year without a medical certificate.

11. This Agreement is conditional upon the Chairman undergoing a medical examination in such form as is usual and customary in the Cayman Islands, the results of which demonstrate to the Board's satisfaction that the Chairman is capable of performing the responsibilities set forth in Clauses 7 and 8.

HOLIDAYS

12. The Chairman is entitled, during every calendar year to the following holidays during which his remuneration will continue to be payable:-

         (a)      all public holidays in the Cayman Islands, and

         (b) five (5) weeks vacation to be taken at a time to be approved by the Board.

REIMBURSEMENT OF EXPENSES/FEES

13.      (a)      All expenses for which the Chairman claims reimbursement
                  shall be in accordance with any policies established by the Board from time to time and shall be within the operating budgets approved by the Board. The Company shall reimburse the Chairman for the costs incurred by the Chairman in his performance of the Capacity on production of the necessary vouchers or, if he is unable to produce vouchers, on the Chairman proving, to the Board's satisfaction, the amount he has spent for those purposes.

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         (b)      All fees and payments received by the Chairman for or in
                  relation to acting as director or officer of a subsidiary or affiliate of the Company shall be retained by the Chairman who shall not be required to account to the Company for the same.

NON-COMPETITION

14. Providing that the Chairman may make investments in quoted companies not exceeding 1% of the issued share capital thereof, the Chairman agrees, as a separate and independent agreement, that he will not, during any period for which he has been remunerated hereunder, whether for his own account or for the account of any other person, either alone or jointly with or as manager, agent for or employee of or as consultant to any person, company or firm, directly or indirectly, carry on or be engaged or concerned or interested in any person firm or entity who conducts business identical to or similar to that conducted by the Company in any jurisdiction in which the Company carries on business (whether directly or indirectly).

COMPANY INFORMATION, DOCUMENTS, CONFIDENTIALITY AND NON-SOLICITATION

15.      (a)      All information, documents, books, records, notes, files,
                  memoranda, reports, customer lists and other documents, and all copies of them, relating to the Company's business or opportunities which the Chairman keeps, prepares or conceives or which become known to him or which are delivered or disclosed to him or which, by any means come into his possession, and all the Company's property and equipment are and will remain the Company's sole and exclusive property both during the term of this Agreement and after the termination or expiration hereof;

         (b) If this Agreement is terminated for any reason, or if the Company at any time requests, the Chairman must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control together with any other property belonging to the Company.

         (c) The Chairman shall not, at any time during the term of this Agreement or after it's termination or expiration, either for his own account or for the account of any other person, firm or company, solicit or endeavor to entice away from the Company any person, firm or company who, at any time during the currency of this Agreement were employees, customers or suppliers of or were in the habit of dealing with the Company.

16. Except where such information is a matter of public record or when required to do so by law, the Chairman must not, either before or after


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         this Agreement ends, disclose to any person any information relating to the Company or its customers of which he becomes possessed while acting as Chairman.

TERMINATION

17. This Agreement shall terminate and, except to the extent previously accrued, all rights and obligations of both parties under it shall cease if any of the following events occurs:-

         (a)      The Chairman dies.

         (b) The Chairman is adjudicated bankrupt or makes any arrangement or composition with his creditors.

         (c) In any year, the company does not extend the term of this Agreement in accordance with Clause 19 hereof.

         (d) The Chairman gives six (6) months written notice of termination to the Company.

18.      (a)      The Company may, by written notice, terminate this Agreement with immediate effect if the Chairman conducts himself in a manner that would justify immediate dismissal of an employee in accordance with the Labour Law and, except to the extent previously accrued, all rights and obligations of both parties under this Agreement shall cease.

         (b) If through physical or mental illness, the Chairman is unable to discharge his duties for sixty (60) successive days, as to which a certificate by any doctor appointed by the Company shall be conclusive, the Chairman shall be relieved of his duties and his salary shall be reduced to US$1,000.00 per annum and his bonus entitlement suspended, and the Company shall continue to pay the full cost of providing medical insurance for the Chairman and his immediate family together with pension contributions (such contributions to be based on the pension contribution made on behalf of the Chairman for the previous financial year of the Company) for a period of two years at which time his employment shall be terminated.

Extension

19. On or before June 30th of each year during the term of this Agreement (or any extension thereof), the Board shall determine whether to extend the term of this Agreement, and if the Board so determines the term of


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         this Agreement shall be extended such that the term shall be for three years from January 1st of the next following year.

         In the event that the Board determines not to extend the Agreement in any year, the term of the Agreement shall expire on December 31stof that year and the Company, on that date, shall pay to the Chairman, in cash, twice the annual remuneration as set out in Clause 2 as adjusted by Clause 5 hereof.

NOTICES

20. Any notice to be served under this Agreement must be in writing and shall be deemed to be duly served if it is handed personally to the Secretary of the Company or to the Chairman as the case may be, or if it is sent by registered post to the address at the head of this Agreement. A notice sent by post shall be deemed to be served on the third day following the date on which it was posted.

PREVIOUS AGREEMENTS SUPERCEDED

21. This Agreement supersedes all prior contracts and understandings between the parties save that benefits earned or accrued under prior contracts shall not be extinguished or affected except to the extent that the words `each of the first seven trading days in the month of October' in clause 8(b)(ii) of the Second Amendment of Engagement Agreement dated March 21, 2000 shall be deleted and replaced with the words `December 31st' as they relate only to the options granted in respect of the calendar year 2003.

         No change or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom it is sought to be enforced.

HEADINGS

22. The headings herein are included for convenience only and have no legal effect.

APPLICABLE LAW AND JURISDICTION

23. This Agreement shall be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands to the jurisdiction of the courts of which the parties hereby agree to submit. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid. If any provision of this Agreement or the application of it is prohibited or is held to be invalid, that prohibition or invalidity shall not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or prohibited application and, to this end, the provisions of this Agreement are declared to be severable.




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EXECUTED FOR AND ON BEHALF OF             CONSOLIDATED WATER CO.
CONSOLIDATED WATER CO LTD.                LTD.
BY:
IN THE PRESENCE OF:

/s/ illegible                              /s/ Richard Finlay
-----------------------------              -----------------------------------
WITNESS


EXECUTED BY JEFFREY M. PARKER
IN THE PRESENCE OF:


/s/ illegible                              /s/ Jeffrey Parker
-----------------------------              -----------------------------------
WITNESS                                    JEFFREY M. PARKER




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